Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-162695) pertaining to the Old Dominion 401(k) Retirement Plan of Old Dominion Freight Line, Inc. of our reports dated February 29, 2016, with respect to the financial statements and schedule of Old Dominion Freight Line, Inc., and the effectiveness of internal control over financial reporting of Old Dominion Freight Line, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Charlotte, North Carolina
February 29, 2016